Exhibit (d)(iv)

EXECUTION VERSION

LIMITED GUARANTEE

This Limited Guarantee, dated as of July 31, 2024 (this “Limited Guarantee”), is made by TowerBrook Investors VI Executive Fund, L.P., a limited partnership organized under the laws of the Cayman Islands, TowerBrook Investors VI (Onshore), L.P., a limited partnership organized under the laws of the Cayman Islands, TowerBrook Investors VI (892), L.P., a limited partnership organized under the laws of Alberta, TowerBrook Investors VI (OS), L.P., a limited partnership organized under the laws of Alberta, TCC Opportunities, L.P., an Alberta limited partnership, and TB Empire Opportunities, L.P., a Cayman Islands exempted limited partnership (collectively, the “TowerBrook Guarantors”) and Clayton, Dubilier & Rice Fund XII, L.P. (the “CD&R Guarantor” and, together with the TowerBrook Guarantors, the “Guarantors” and each a “Guarantor”), in favor of R1 RCM Inc., a Delaware corporation (the “Company”). Reference is hereby made to (a) the Agreement and Plan of Merger (as amended, restated supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”) and Project Raven Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and (b) the equity commitment letter, dated as of the date hereof, by and among the Guarantors and Parent (the “Equity Commitment Letter”). Capitalized terms used but not otherwise defined herein and the term “including” shall have the meanings ascribed to them in the Merger Agreement.

1. Limited Guarantee(a) . To induce the Company to enter into the Merger Agreement, each Guarantor hereby irrevocably and unconditionally guarantees severally and not jointly as set forth in Section 21 below (and not jointly and severally) to the Company, on the terms and subject to the conditions set forth herein, the payment of its Pro Rata Percentage of (a) the Reverse Termination Fee, if, when, and as due pursuant to Section 8.3(a) of the Merger Agreement, (b) any reimbursement and indemnification obligations if, when, and as due pursuant to Section 6.5(f) of the Merger Agreement (up to an aggregate amount not to exceed $5,000,000) and (c) any enforcement expenses if, when, and as due pursuant to Section 8.3(d) of the Merger Agreement (up to an aggregate amount not to exceed $10,000,000) (collectively, the “Guaranteed Obligations”); provided, that this Limited Guarantee will expire and will have no further force or effect, and no member of the Company Group, any of the Company Related Parties, or any of their respective equity holders, agents or Representatives, will have any rights hereunder, upon termination of the obligations and liabilities of the Guarantors in accordance with Section 6. In no event shall the aggregate liability of all of the Guarantors under this Limited Guarantee exceed an amount equal to $565,000,000 (the “Cap”). The parties hereto agree that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Cap, and the parties hereto hereby agree that no Guarantor shall be required to pay more than its Pro Rata Percentage (as defined below) of the applicable Guaranteed Obligations and in any case no more than its Pro Rata Percentage of the Cap (such amount with respect to each Guarantor, such Guarantor’s “Maximum Guarantor Amount”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. No member of the Company Group, or any of the Company Related Parties, shall be entitled to receive (or be awarded by any court) any amount from a Guarantor under or in respect of this Limited Guarantee arising out of the transactions contemplated hereby or by the Merger Agreement unless the Merger Agreement has been terminated in accordance with its terms prior to or concurrently with such receipt or award. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Transaction Document or any other document or instrument delivered in connection herewith or therewith or otherwise, the Company hereby agrees, on behalf of itself and the Company Related Parties, that to the extent Parent is relieved of all or any portion of its payment or performance obligations under the Merger Agreement, by satisfaction or waiver thereof or pursuant to any other agreement with the Company, the Guarantors shall be similarly relieved, to such extent, of their respective obligations under this Limited Guarantee.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is an absolute, irrevocable, unconditional and continuing guarantee of payment, not collection, and a separate action or actions must be brought and prosecuted against the Guarantors to enforce this Limited Guarantee, as to each Guarantor, up to an amount equal to such Guarantor’s Maximum Guarantor Amount, irrespective of whether any action is brought against Parent or any other Person or whether Parent or any other Person is joined in any such action or actions.

(b) Except as otherwise provided herein and without amending or limiting the other provisions of this Limited Guarantee (including Section 6), the liability of the Guarantors under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional irrespective of:

(i) any change in the corporate existence, structure or ownership of Parent, Merger Sub, any Guarantor (or any direct or indirect owner of Guarantor) or the Company or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub, any Guarantor (or any direct or indirect owner of Guarantor) or the Company or any of its Subsidiaries or any of their respective assets;

(ii) any waiver, amendment or modification of the Merger Agreement in accordance with its terms, or change in the time, manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation or any liability incurred directly or indirectly in respect thereof;

(iii) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any other Guarantor);

(iv) the adequacy of any other means the Company may have of obtaining repayment of any of the Guaranteed Obligations;

(v) any breach of the Merger Agreement by the Company or any other successor in interest to the transactions contemplated by the Merger Agreement (except to the extent that such breach would release or limit, or provide Parent with a defense to, any of the Guaranteed Obligations under the Merger Agreement);

(vi) any defenses that may be available by virtue of any valuation, moratorium law or other similar law now or hereafter in effect and all suretyship defenses generally (other than defenses to the payment of any Guaranteed Obligations that are available to Parent under the Merger Agreement or otherwise under this Limited Guarantee);

(vii) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any Guarantor; or

(viii) subject to Sections 2(e) and 3, the existence of any claim, set-off or other right which any Guarantor may have at any time against Parent, Merger Sub or the Company (or any of their respective Subsidiaries), whether in connection with any of the Guaranteed Obligations or otherwise.

Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, the Guarantors shall be automatically, immediately and fully released and discharged hereunder without the need for any further action by any Person if the Guaranteed Obligations are paid in full to the Company by Parent or any other Person.

(c) The Guarantors hereby waive any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Limited Guarantee or acceptance of this Limited Guarantee, other than any notice specifically required to be given to Parent under the Merger Agreement, which is not waived. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent or the Guarantors, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. When pursuing its rights and remedies hereunder against any Guarantor, the Company shall be under no obligation to pursue such rights and remedies it may have against Parent or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Company to pursue such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of applicable Law, but, for the avoidance of doubt, subject to the limitations set forth in the Merger Agreement, the Equity Commitment Letter or the other Transaction Documents.

(d) The Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to any insolvency, bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Company in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made, irrespective of any termination of this Limited Guarantee.

(e) The waivers set forth in this Section 2 or elsewhere in this Limited Guarantee shall not operate to waive, affect or impair (i) any of the rights, remedies or defenses of Parent or of the Guarantors under or in respect of the Merger Agreement, the Equity Commitment Letter, this Limited Guarantee or any other Transaction Document, including any right to receive notice, or (ii) any right to assert any defense, counterclaim or setoff applicable to the Guaranteed Obligations, such that if Parent or the Guarantors are entitled under the terms of the Merger Agreement or any other Transaction Document to assert a defense, counterclaim or right of setoff in respect of any Guaranteed Obligation, the Guarantors shall be entitled to assert such defense, counterclaim or right of offset as a defense to claims against it in respect of such Guaranteed Obligation under this Limited Guarantee, except to the extent such defense has been raised by Parent and dismissed with prejudice by a Chosen Court in a final and non-appealable judgment.

(f) So long as this Limited Guarantee is in effect, each Guarantor hereby covenants and agrees that, without prejudice to Sections 2(e) and 3, it shall not institute, and shall cause each of its controlled Affiliates not to institute, directly or indirectly, any Legal Proceeding or bring any other claim asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, but subject to the terms of this Limited Guarantee.

(g) Each Guarantor acknowledges and agrees that the provisions of this Limited Guarantee (x) shall not be construed to diminish or otherwise impair in any respect the Company’s right, so long as the Merger Agreement has not been terminated, to specific enforcement to cause Parent or Merger Sub to cause, or to directly cause, such Guarantor to fund, directly or indirectly, its Commitment under the Equity Commitment Letter, and to cause Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement under Section 9.10(b) of the Merger Agreement, in each case in accordance with, and subject to the terms and conditions of, the Merger Agreement and the Equity Commitment Letter and (y) shall not limit the Company’s rights under the Confidentiality Agreements or the Support Agreement. Each Guarantor acknowledges and agrees that the remedies available to the Company under Section 9.10(b) of the Merger Agreement and the Equity Commitment Letter shall be in addition to any other remedy to which the Company is entitled, and the election to pursue any injunction or specific performance under Section 9.10(b) of the Merger Agreement and/or the Equity Commitment Letter shall not restrict, impair or otherwise limit the Company from, in the alternative, terminating the Merger Agreement and collecting the Guaranteed Obligations; provided, that, without limiting the ability of the Company to seek both remedies, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance under Section 9.10(b) of the Merger Agreement that results in the occurrence of the Closing, on the one hand, and the payment of any Guaranteed Obligations, on the other hand.

3. Waiver of Acceptance; Presentment; Etc. Without amending or limiting the other provisions of this Limited Guarantee (including Section 2(e) and Section 6), the Guarantors irrevocably and expressly waive (a) any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Company and (b) promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to Parent under or in connection with the Merger Agreement, except that such waivers set forth in clauses (a) and (b) shall not apply with respect to (and in no event do the Guarantors waive) defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under this Limited Guarantee, the Merger Agreement or any other Transaction Document or in connection with the transactions contemplated hereby or thereby, or a breach of the Company of this Limited Guarantee (which, for the avoidance of doubt and without any other limitation of any other provision of this Limited Guarantee includes any attempted enforcement of this Limited Guarantee without giving effect to the Cap, the applicable Maximum Guarantor Amount or any claim against a Guarantor Affiliate (as defined below) in violation of Section 4(b)). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

4. Sole Remedy.

(a) The Company acknowledges and agrees that Parent and Merger Sub do not have any assets, other than (in the case of Parent) its rights under the Merger Agreement and the Equity Commitment Letter, and that, without limiting the provisions of the Equity Commitment Letter or the Merger Agreement, no funds are expected to be contributed to Parent unless the Closing occurs, and that, except to the extent expressly provided in the Equity Commitment Letter and Section 9.10(b) of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein, the Company shall not have any right to cause any assets to be contributed to Parent or Merger Sub by any Guarantor, any Guarantor Affiliate (as defined below) or any other Person. For the avoidance of doubt, the Company further acknowledges and agrees that the Company shall not have any right to cause any assets to be contributed to Parent or Merger Sub by any Guarantor, any Guarantor Affiliate or any other Person with respect to any award of damages, nor shall any Guarantor or any Guarantor Affiliate have any liability or obligation in respect thereof, regardless of whether the Reverse Termination Fee may be payable pursuant to Section 8.3(a) of the Merger Agreement.

(b) The Company further agrees and acknowledges that no Person other than the Guarantors has any obligations under this Limited Guarantee and that, notwithstanding that the Guarantors may be limited partnerships, none of the Company, any member of the Company Group or any of the Company Related Parties, or any of their respective employees, agents, advisors, Representatives, successors or assigns, has any remedy, recourse or right of recovery against or contribution from, (i) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officers, members, managers, directors, employees, agents, attorneys, controlling persons, assignees, Representatives, Affiliates or successors of any Guarantor, or (ii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officers, members, managers, directors, employees, agents, attorneys, controlling persons, assignees, Representatives, Affiliates or successors of any of the foregoing (those persons and entities described in the foregoing clauses being referred to herein collectively as “Guarantor Affiliates”), through any Guarantor, Parent or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of any Guarantor or Parent against any Guarantor or any Guarantor Affiliate, or otherwise, except, in the case of each of clauses (i) and (ii) immediately above, for the Retained Claims (as defined below) solely against the Guarantor Affiliate specifically identified with respect to such Retained Claim in the definition thereof.

(c) The Company hereby covenants and agrees that none of the Company, any member of the Company Group or any of the Company Related Parties shall institute, and the Company shall not direct or provide consent to any member of the Company Group, the Company Related Parties, or any of their respective agents, equity holders or Representatives to institute, any claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, against any Guarantor or any Guarantor Affiliate (other than Parent) except for Retained Claims (as defined below) solely against the Guarantor Affiliate specifically identified with respect to such Retained Claim in the definition thereof. As used herein, “Retained Claims” means: (i) claims by the Company brought in a Chosen Court against any Guarantor under, in accordance with and upon the terms and subject to the conditions of this Limited Guarantee (the “Retained Guarantee Claims”), (ii) claims by the Company brought in a Chosen Court against Parent or Merger Sub under, in accordance with and upon the terms and subject to the conditions of the Merger Agreement (the “Retained Merger Agreement Claims”) or against the applicable person party to the Support Agreement under, in accordance with and upon the terms and subject to the conditions of the Support Agreement (the “Retained Support Agreement Claims”), (iii) claims by the Company brought in a Chosen Court against any Investor (as defined in the Equity Commitment Letter) to enforce the Equity Commitment Letter as a third party beneficiary thereof to the extent specified therein and subject to the conditions thereof and (iv) claims by the Company brought in a Chosen Court against the applicable persons party to the Confidentiality Agreements under, in accordance with and upon the terms and subject to the conditions of the Confidentiality Agreements (the “Retained Confidentiality Agreement Claims”).

(d) The Company further unconditionally and irrevocably covenants and agrees that, notwithstanding anything to the contrary contained herein or otherwise, the Company has no right to recover, and shall not recover, and the Company shall not institute, directly or indirectly, and shall cause each member of the Company Group and each Company Related Party not to institute, directly or indirectly, any proceeding or bring any other claim in the name of or on behalf of the Company to recover more than the Cap (or, with respect to each Guarantor, more than the lesser of (x) such Guarantor’s Maximum Guarantor Amount and (y) such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations that becomes due and payable hereunder) in respect of any breaches, losses, damages, liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Transaction Document or any other document or instrument delivered in connection herewith or therewith or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, and the Company shall promptly return to the applicable Guarantor or Guarantors all monies paid to it, any member of the Company Group or any Company Related Party in excess of the Cap, the applicable Maximum Guarantor Amount or a Guarantor’s Pro Rata Percentage of the Guaranteed Obligations that becomes due and payable hereunder.

(e) The Retained Claims made against the applicable Persons shall be the sole and exclusive remedies of the Company, any member of the Company Group or any of the Company Related Parties, equity holders, agents or Representatives against any Guarantor or any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement and the other Transaction Documents, or the transactions contemplated hereby or thereby, and such recourse shall be subject to the other limitations described herein and therein.

(f) Nothing set forth in this Limited Guarantee shall affect or be construed to affect or be construed to confer or give any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantors as expressly set forth, and subject to the limitations, herein. This Section 4 shall survive the termination of this Limited Guarantee.

5. Subrogation. The Guarantors shall not exercise any rights of subrogation or contribution against Parent, whether arising by contract or operation of law (including any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by any of them pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been indefeasibly paid in full.

6. Termination. Notwithstanding any other provision herein to the contrary, no Guarantor shall have any further liability or obligation under this Limited Guarantee (and this Limited Guarantee shall automatically, without the action on the part of any Person, terminate and be of no further force or effect) from and after the earliest of (i) the Closing, (ii) the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any Guaranteed Obligation (a “Qualifying Termination”), (iii) 15 days after the valid termination of the Merger Agreement in accordance with its terms other than a Qualifying Termination, and (iv) the payment in full by the Guarantors or Parent of an amount sufficient to satisfy the Guaranteed Obligations (which shall not exceed the Cap or, with respect to each Guarantor, the lesser of (x) such Guarantor’s Maximum Guarantor Amount and (y) such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations that becomes due and payable hereunder); provided, that, if the Merger Agreement has been terminated in accordance with its terms and the Company has commenced a suit, action or other proceeding against Parent, Merger Sub or Guarantor alleging that any Guaranteed Obligations are due and owing (a “Qualifying Suit”) prior to the 15th day after such termination, then this Limited Guarantee shall remain in full force and effect solely with respect to amounts claimed or alleged to be so owing until the earliest of the following to occur (at which time, no Guarantor shall have any further liability or obligation under this Limited Guarantee (and this Limited Guarantee shall automatically, without the action on the part of any Person, terminate and be of no further force or effect)): (A) a final, non-appealable resolution of such Qualifying Suit determining that no Guaranteed Obligations could become so due and owing, (B) a written agreement among the Guarantors and the Company terminating the obligations and liabilities of the Guarantors with respect to the Guaranteed Obligations and (C) payment of the Guaranteed Obligations (up to the Cap and, with respect to each Guarantor, the lesser of (x) such Guarantor’s Maximum Guarantor Amount and (y) such Guarantor’s Pro Rata Percentage of the Guaranteed Obligations that becomes due and payable hereunder) by or on behalf of the Guarantors or Parent. Notwithstanding the foregoing, in the event that the Company, any member of the Company Group or any Company Related Party or any of their respective successors or permitted assignees asserts, directly or indirectly, or any member of the Company Group or any of the Company Related Parties directs or consents to any of their respective agents, equity holders or Representatives asserting, in each case, in any litigation or other action that the provisions of Section 1 (including those limiting the Guarantors’ aggregate liability to the Cap or the applicable Maximum Guarantor Amount) or that any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against any Guarantor or any Guarantor Affiliate with respect to the transactions contemplated by this Limited Guarantee, the Merger Agreement, or the other Transaction Documents, other than liabilities with respect to the Retained Claims (solely against the Guarantor Affiliate specifically identified with respect to such Retained Claim in the definition thereof), then (1) the obligations of each Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (2) if any Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Company, and (3) no Guarantor nor any Guarantor Affiliate shall have any liability or obligation to any member of the Company Group or any of the Company Related Parties under this Limited Guarantee. Upon any termination of this Limited Guarantee, except in the case of Retained Confidentiality Agreement Claims, no Person shall have any rights or claims (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, the Guarantors or their respective Guarantor Affiliates under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Transaction Document or any other document or instrument delivered in connection herewith or therewith or in connection with, the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any written or oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of Parent, Merger Sub, the Guarantors or Guarantor Affiliates shall have any further liability or obligation relating to or arising from this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Transaction Document or any other document or instrument delivered in connection herewith or therewith or in connection with, the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any written or oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.

7. Continuing Guarantee. Except to the extent that the obligations and liabilities of the Guarantors are terminated pursuant to the provisions of Section 6 hereof, this Limited Guarantee shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations (subject to the Cap and the applicable Maximum Guarantor Amount), shall be binding upon each Guarantor, its successors, and permitted assigns, and shall inure to the benefit of, and be enforceable by, the Company and not any other Person. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

8. Entire Agreement. The Transaction Documents and the agreements and documents executed and/or delivered pursuant to or in connection herewith or therewith (including the exhibits and schedules hereto and thereto) constitute the entire agreement with respect to the subject matter hereof and thereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent and the Guarantors or any Guarantor Affiliate on the one hand, and the Company, any member of the Company Group or any of the Company Related Parties, or any of their respective equity holders, agents or Representatives, on the other hand. Except as expressly provided in this Limited Guarantee, no representation or warranty has been made or relied upon by the Company with respect to this Limited Guarantee.

9. Assignment; Amendments and Waivers. Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder may be assigned by the Company without the prior written consent of the Guarantors, or by any Guarantor without the prior written consent of the Company, except that each of the Guarantors may (upon prior written notice to the Company) assign, in whole or in part, its obligations and rights hereunder to any Affiliate that delivers a limited guarantee to the Company that is substantially identical to this Limited Guarantee; provided, however, that, except to the extent otherwise agreed by the Company and the other Guarantors, any such assignment shall not relieve any Guarantor of its obligations under this Limited Guarantee to the extent the assignee does not fulfill such obligations. Any attempted assignment in violation of this Section 9 shall be null and void and of no force or effect. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Company, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party hereto of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party hereto may otherwise have due to any applicable Law or in equity.

10. No Third Party Beneficiaries. Except for the provisions of this Limited Guarantee that reference Guarantor Affiliates (each of which shall be for the benefit of but may only be enforced by the Guarantors on behalf of each Guarantor Affiliate), this Limited Guarantee is and the respective representations, warranties and covenants of the parties hereto set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and shall not, confer upon any Person other than the parties hereto and the Guarantor Affiliates any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11. Counterparts. This Limited Guarantee may be executed in multiple counterparts, any one of which need not contain the signatures of more than one party hereto, but all such counterparts taken together shall constitute one and the same instrument. This Limited Guarantee will become effective when duly executed by each party hereto and delivered to the other parties hereto.

12. Delivery by Electronic Transmission. This Limited Guarantee and any signed agreement or instrument entered into in connection with this Limited Guarantee, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Limited Guarantee or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (b) when sent by email if sent prior to 5:00 p.m., New York City time, on a Business Day or, if not, on the next succeeding Business Day (so long as no notice of failure of delivery is received by the sender) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier marked for overnight delivery, in each case, at the following addresses and email addresses (or to such other address or email address as a party hereto may have specified by notice given to the other party under this Section 13):

(i) If to any Guarantor to (addressed in such Guarantor’s name):

c/o TowerBrook Capital Partners L.P.

Park Avenue Tower

65 East 55th Street, 19th Floor

New York, New York 10022

Attention:   Glenn Miller, Co-Global General Counsel

Email:     [***]

and

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:   Ravi Sachdev

Adam Karol

Email:    [***]

[***]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:   Steve A. Cohen

Victor Goldfeld

Email:    [***]

[***]

and

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

Attention:   Kevin Rinker

Christopher Anthony

Katherine Durnan Taylor

Email:    [***]

[***]

[***]

(ii) If to the Company, to:

R1 RCM Inc.

434 W. Ascension Way, 6th Floor

Murray, Utah 84123

Attention:   General Counsel

E-mail:    [***]

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, Massachusetts 02116

Attention:   Graham Robinson

Laura Knoll

Faiz Ahmad

Email:    [***]

[***]

[***]

14. Governing Law. This Limited Guarantee, and all claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the transactions contemplated by this Limited Guarantee, or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

15. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH PARTY TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS LIMITED GUARANTEE MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 15 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS LIMITED GUARANTEE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 15 WITH ANY PERSON AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

16. Consent to Jurisdiction. For any claim or cause of action that may be based on, arise out of or relate hereto or the transactions contemplated by this Limited Guarantee or the negotiation, execution, performance or subject matter hereof, each party hereto (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Court”), (b) agrees that all claims and causes of action shall be heard and determined exclusively in the courts identified in clause (a) of this Section 16, (c) waives any objection to laying venue in any such claim or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any party hereto and (e) agrees that service of process upon such party in any such claim or cause of action shall be effective if such process is given as a notice under Section 13.

17. Representations and Warranties. Each Guarantor hereby represents and warrants to the Company with respect to itself that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization and has all power and authority to execute and deliver and perform this Limited Guarantee, (b) the execution, delivery and performance of this Limited Guarantee by such Guarantor has been duly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of such Guarantor are necessary therefor, (c) this Limited Guarantee has been duly and validly executed and delivered by it and, assuming that this Limited Guarantee is a valid and binding obligation of the Company, constitutes a valid and legally binding obligation of it, enforceable against such Guarantor in accordance with its terms subject to the Enforceability Limitations, (d) the execution, delivery and performance by such Guarantor of this Limited Guarantee do not and will not (i) violate the organizational documents of such Guarantor or (ii) violate any applicable Laws or judgment binding on such Guarantor or its assets, (e) such Guarantor has, and, until the termination of this Limited Guarantee in accordance with its terms, will have, either existing uncalled and legally enforceable capital commitments from limited partners and/or other investors or such other financial means at its disposal, in each case, at least equal to such Guarantor’s Maximum Guarantor Amount, and all funds necessary for such Guarantor to fulfill its Guaranteed Obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof, and (f) the payment in full of the Guaranteed Obligations will not result in a breach or violation of any applicable concentration limits or similar restrictions applicable to Guarantor.

18. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap, the applicable Maximum Guarantor Amount and the provisions of Sections 2(e), 4, 5 and 7 hereof (in each case, subject to the limitations set forth therein).

19. Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

20. Confidentiality.

(a) Each of the Company and the Guarantors agrees that it will not, and will not permit its Representatives or Affiliates to, disclose to any Person or entity the contents or existence of this Limited Guarantee, other than to the extent required in connection with the enforcement of the rights of the Guarantors or the Company hereunder; provided, that the parties may make such disclosure as each determines in good faith is required by applicable Law, any Governmental Authority or stock exchange rule or requirement, in each case, to the extent applicable, in accordance with Section 20(b) below. Notwithstanding the foregoing, (i) the Company shall be permitted to disclose the contents and existence of this Limited Guarantee to each member of the Company Group, and (ii) each Guarantor shall be permitted to disclose the contents and existence of this Limited Guarantee to its Affiliates and its and their respective limited partners, other equityholders, investors and Representatives.

(b) If the Company or any Guarantor is requested or required to disclose this Limited Guarantee by interrogatories, oral questions or requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process (each, a “Process” and such party, the “Notifying Party”), such party shall provide the other parties hereto, if such is not legally prohibited, with prompt written notice of any such request or requirement so that any other party hereto has an opportunity to seek a protective order or other appropriate remedy or waive compliance with the applicable confidentiality provisions of this Limited Guarantee. If all other parties hereto waive compliance with the confidentiality provisions of this Limited Guarantee with respect to a specific request or requirement, the Notifying Party shall disclose only that portion of this Limited Guarantee that is expressly covered by such waiver and which is necessary to disclose in order to comply with such request or requirement. If (in the absence of a waiver by the other parties hereto) the other parties hereto have not secured a protective order or other appropriate remedy, and the Notifying Party determines, based on advice of counsel, that it is nonetheless then legally compelled to disclose this Limited Guarantee in any Process, the Notifying Party may, after notice to the Guarantors, without liability hereunder, disclose only that portion of this Limited Guarantee that is necessary to be disclosed in such Process. The Notifying Party shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded this Limited Guarantee so disclosed to the extent reasonably permitted.

21. Relationship of the Parties; Several Liability. Each party hereto acknowledges and agrees that (a) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Guarantors under this Limited Guarantee are solely contractual in nature and (c) the determination of each Guarantor was independent of each other. Notwithstanding anything to the contrary contained in this Limited Guarantee, the liability of each Guarantor hereunder shall be several, not joint or joint and several, based upon its Pro Rata Percentage, and no Guarantor shall be liable for any amount hereunder in excess of the lesser of (i) its Pro Rata Percentage of the applicable Guaranteed Obligation that becomes due and payable hereunder and (ii) its Maximum Guarantor Amount. The “Pro Rata Percentage” of each Guarantor is as set forth below:

TowerBrook Investors VI Executive Fund, L.P.	0.6053%
TowerBrook Investors VI (Onshore), L.P.	11.8694%
TowerBrook Investors VI (892), L.P.	6.5263%
TowerBrook Investors VI (OS), L.P.	3.7043%
TCC Opportunities, L.P.	26.1983%
TB Empire Opportunities, L.P.	1.0964%
Clayton, Dubilier & Rice Fund XII, L.P.	50.0000%
TOTAL	100%

In no event shall Parent or any Guarantor be considered an “Affiliate”, “equity holder” or “Representative” of the Company for any purpose of this Limited Guarantee.

22. Negotiation of Limited Guarantee. The parties hereto have participated jointly in the negotiation and drafting of this Limited Guarantee. In the event an ambiguity or question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Limited Guarantee.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first written above.

TOWERBROOK INVESTORS VI EXECUTIVE FUND, L.P.

By: TowerBrook Investors GP VI, L.P.
Its: General Partner

By: TowerBrook Investors, Ltd.
Its: General Partner

By:	/s/ Glenn F. Miller
Name: Glenn F. Miller
Title: Attorney-in-Fact

By:	/s/ Jennifer Glassman
Name: Jennifer Glassman
Title: Attorney-in-Fact

[Signatures Continue]

[Signature Page to Limited Guarantee]

TOWERBROOK INVESTORS VI (ONSHORE), L.P.

By: TowerBrook Investors GP VI, L.P.
Its: General Partner

By: TowerBrook Investors, Ltd.
Its: General Partner

By:	/s/ Glenn F. Miller
Name: Glenn F. Miller
Title: Attorney-in-Fact

By:	/s/ Jennifer Glassman
Name: Jennifer Glassman
Title: Attorney-in-Fact

[Signatures Continue]

[Signature Page to Limited Guarantee]

TOWERBROOK INVESTORS VI (892), L.P.

By: TowerBrook Investors GP VI (Alberta), L.P.
Its: General Partner

By: TowerBrook Investors, Ltd.
Its: General Partner

By:	/s/ Glenn F. Miller
Name: Glenn F. Miller
Title: Attorney-in-Fact

By:	/s/ Jennifer Glassman
Name: Jennifer Glassman
Title: Attorney-in-Fact

[Signatures Continue]

[Signature Page to Limited Guarantee]

TOWERBROOK INVESTORS VI (OS), L.P.

By: TowerBrook Investors GP VI (Alberta), L.P.
Its: General Partner

By: TowerBrook Investors, Ltd.
Its: General Partner

By:	/s/ Glenn F. Miller
Name: Glenn F. Miller
Title: Attorney-in-Fact

By:	/s/ Jennifer Glassman
Name: Jennifer Glassman
Title: Attorney-in-Fact

[Signatures Continue]

[Signature Page to Limited Guarantee]

TB EMPIRE OPPORTUNITIES, L.P.

By: TB Empire Opportunities GP, L.P.
Its: General Partner

By: TowerBrook Investors Ltd.
Its: General Partner

By:	/s/ Neal Moszkowski
Name: Neal Moszkowski
Title: Director

[Signatures Continue]

[Signature Page to Limited Guarantee]

TCC OPPORTUNITIES, L.P.

By: TCC Opportunities GP, L.P.
Its: General Partner

By: TowerBrook Investors Ltd.
Its: General Partner

By:	/s/ Neal Moszkowski
Name: Neal Moszkowski
Title: Director

[Signatures Continue]

[Signature Page to Limited Guarantee]

CLAYTON, DUBILIER & RICE FUND XII, L.P.

By: CD&R Associates XII, L.P.
Its: General Partner

By: CD&R Investment Associates XII, Ltd.
Its: General Partner

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

[Signature Page to Limited Guarantee]

Accepted and agreed as of July 31, 2024

R1 RCM INC.

By:	/s/ Lee Rivas
Name: Lee Rivas
Title: Chief Executive Officer

[Signature Page to Limited Guarantee]